Exhibit 10.1

SECOND MODIFICATION AND AMENDMENT AGREEMENT

THIS SECOND MODIFICATION AND AMENDMENT AGREEMENT (“Agreement”) is made effective this ___th day of December, 2010 (the “Execution Date”), by and among NXT Nutritionals Holdings, Inc., a Delaware corporation (the “Company”), and each of the investors set forth on the signature page hereto (individually, an “Investor” and collectively, the "Investors").  Parties to this Agreement are individually referred to as the “Party,” and collectively referred to as the “Parties.” Capitalized terms used herein but not otherwise defined shall the meanings ascribed to them in the Transaction Documents (defined below).

RECITALS

WHEREAS, the Company is a public company currently traded on the Over the Counter Bulletin Board.

WHEREAS, the Company and the Investors entered into a securities purchase agreement on February 17, 2010 or February 26, 2010, as the case may be (the “Securities Purchase Agreement”), pursuant to which the Company raised total proceeds of $5,667,743 through the sale of (i) 0% Original Issue Discount Senior Secured Convertible Notes (the “Notes”) convertible into shares of Common Stock at a Conversion Price of $1.00 per share and (ii) a number of five-year warrants (the “Warrants”) exercisable into a number of shares of Common Stock equal to 100% of the number of common shares underlying the Notes at an Exercise Price of $1.25 per share to certain accredited investors (the “Purchasers”).

WHEREAS, on September 1, 2010 (the “Execution Date”), the Company and Investors holding approximately 87% of the aggregate number of (1) the Notes, (2) the Warrants; and (3) the shares of common stock underlying the Notes and the Warrants (collectively, the “Securities”), entered into a modification and amendment agreement (the “First Amendment”). The First Amendment was required to be approved by Investors of at least 67% of the Securities, and amends and modifies certain terms and provisions in the Notes and the Warrants. Pursuant to the Amendment, the commencement of monthly redemption date of the Notes was extended to December 1, 2010 and the maturity date of the Notes was extended to August 1, 2011.  With prior written consent of the Investors, the Company may now pay the monthly redemption of the Notes in common stock even if the monthly redemption price described in the Notes is less than $0.40. In addition, pursuant to the First Amendment, the conversion price of the Notes and the exercise price of the Warrants were both reduced to $0.40 per share.

The Securities Purchase Agreement, the Notes and the Warrants are hereinafter collectively referred to as the “Transaction Agreements.” The Warrants issued to Garden State Securities, Inc. in connection with the transactions contemplated by the Transaction Agreements are hereinafter referred to as the “Placement Agent Warrants.”

WHEREAS, pursuant to Section 5.5 of the Securities Purchase Agreement, Section 9(e) of the Note and Section 5(l) of the Warrant, provisions of the Transaction Documents may be further modified and amended by the Company and the Purchasers holding at least 67% in the Securities outstanding.

WHEREAS, the Parties desire to further amend the Transaction Documents to modify the rights and obligations of the Company and the Purchasers set forth thereunder.

NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the Parties identified below hereby agree as follows:

1.           The Notes are hereby amended and modified as follows:

(a) The Parties wish to postpone the commencement of the Monthly Redemption Date until September 1, 2011 and extend the Maturity Date to December 31, 2011.

(b) Section 2 is hereby revised to reflect that the original issue discount is amended such that the Principal Amount equals each Investor’s Subscription Amount multiplied by 1.60.

(c) Upon the occurrence of certain events, the Conversion Price will be adjusted as described below:

(i)
First Quarter 2011 Form 10-Q.  If the Company’s filing of its March 31, 2011 Form 10-Q with the Securities and Exchange Commission does not disclose revenue of at least $5 million for the first three months of 2011, then the Conversion Price of the Notes will decrease by $.03 on the fifth (5th) trading day after the Company files its March 31, 2011 Form 10-Q.  Notwithstanding the foregoing, if, during the five (5) trading days following the filing of the March 31, 2011 Form 10-Q, the average closing bid price is $.60 or better, the aggregate trading volume of Company common stock is at least 1.5 million shares and all of the shares underlying the Notes may be sold pursuant to an effective registration statement or Rule 144 (and the Company is then in compliance with the current public information required under Rule 144), then no adjustment to the Conversion Price will be made hereunder.

(ii)
Second Quarter 2011 Form 10-Q.  If the Company’s filing of its June 30, 2011 Form 10-Q with the Securities and Exchange Commission does not disclose revenue of at least $8 million for the first six months of 2011, then the Conversion Price of the Notes will be adjusted to equal the lesser of (i) the then effective Conversion Price and (ii) ninety (90%) percent of the average closing bid price during the five (5) trading Days following the filing of the June 30, 2011 Form 10-Q, such adjustment, if any, to occur on the fifth (5th) trading day following the Company’s filing of its June 30, 2011 Form 10-Q.  Notwithstanding the foregoing, if, during the five (5) trading Days following the filing of the June 30, 2011 Form 10-Q, the average closing bid price is $.60 or better, the aggregate trading volume of Company common stock is at least 1.5 million shares and all of the shares underlying the Notes may be sold pursuant to an effective registration statement or Rule 144 (and the Company is then in compliance with the current public information required under Rule 144), then no adjustment to the Conversion Price will be made hereunder.

2.           The Warrants and the Placement Agent Warrants are hereby amended and modified as follows:

(a) Upon the occurrence of certain events, the Exercise Price will be adjusted as described below:

(i)
Second Quarter 2011 Form 10-Q.  If the Company’s filing of its June 30, 2011 Form 10-Q with the Securities and Exchange Commission does not disclose revenue of at least $8 million for the first six months of 2011, then the Exercise Price of the Warrants and Placement Agent Warrants will be adjusted to equal the lesser of (i) the then effective Exercise Price and (ii) ninety (90%) percent of the average closing bid price during the five (5) trading Days following the filing of the June 30, 2011 Form 10-Q, such adjustment, if any, to occur on the fifth (5th) trading days following the Company’s filing of its June 30, 2011 Form 10-Q.  Notwithstanding the foregoing, if, during the five (5) trading Days following the filing of the June 30, 2011 Form 10-Q, the average closing bid price is $.60 or better, the aggregate trading volume of Company common stock is at least 1.5 million shares and all of the shares underlying the Notes may be sold pursuant to an effective registration statement or Rule 144 (and the Company is then in compliance with the current public information required under Rule 144), then no adjustment to the Exercise Price will be made hereunder.

3.           All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflict of laws thereof.  Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of this Agreement shall be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”).  Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are improper or inconvenient venue for such proceeding.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. If any party shall commence an action or proceeding to enforce any provisions of this Agreement, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorney’s fees and other costs and expenses incurred

4.           The Company represents and warrants to the Investors that it has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder and thereunder.  The execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Company and no further action is required by such Company, its board of directors or its stockholders in connection therewith.  This Agreement has been duly executed by the Company and, when delivered in accordance with the terms hereof will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

5.           Investor warrants will increase by fifteen (15%) percent calculated as follows:
$100,000 original investment equals $115,000 original face amount x 15% = 17,250 / $.40 = 43,125 warrants.  For every $100,000 invested (pro-rata) Investors will receive additional warrants exercisable into 43,125 shares of common stock at $.40 for a total of 2,444,214 total additional warrants.

6.           The Investor acknowledges that the Garden State Securities, Inc. will receive additional  Placement Agent Warrants equal to fifteen (15%) of the number of additional warrants issued (15% of 2,444,214 warrants equals 366,632 additional Placement Agent Warrants) on the same terms as the Investor Warrants.

7.           The Company will commit to spend at least $250,000 towards investor relations between the date of this Agreement and March 31, 2011.

8.           The Company shall file with the Commission, a Form 8-K describing the material terms of the modifications contemplated hereby within one (1) Business Day following the Effectiveness, as defined below.

9.           When the terms and provisions contained in the Transaction Documents in any way conflict with the terms and provisions contained in this Agreement, the terms and provisions herein contained shall prevail.

10.           Except as amended and modified by this Agreement, all of the terms, representations, warranties, covenants, indemnifications, agreements and all other provisions of the Transaction Documents shall continue to remain in full force and effect.

11.           Capitalized terms and phrases used in this Agreement without definition shall have the respective meanings set forth in the Securities Purchase Agreement, unless otherwise specified.

12.           This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

13.           The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

14.           If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

15.           Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

16.           No provision of this Agreement may be waived, modified, supplemented or amended except in a written instrument signed, in the case of an amendment, by the Company and the Purchasers holding at least 67% in interest of the Securities then outstanding.  No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right.

17.           This Agreement will become effective at the time that it is joined into by the Company and the Purchasers of at least 67% of the aggregate number of Securities issued and issuable under the Securities Purchase Agreement (the “Effectiveness”), and the amendments and modifications made hereunder shall be binding on all Purchasers as applicable.

18.           The Investor acknowledges that the Investor has had the opportunity to discuss the merits of this Agreement with the Investor’s advisors and counsel to extent the Investor deems necessary prior to the Investor’s execution of this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Company has caused its respective signature page to this Modification and Amendment Agreement to be duly executed as of the date first written above.

COMPANY:

NXT NUTRITIONALS HOLDINGS, INC.

By:	/s/
Name: Michael McCarthy
Title: Chief Executive Officer

[Investor Signature Page Follows]

IN WITNESS WHEREOF, each of the Investors has caused its respective signature page to this Modification and Amendment Agreement to be duly executed as of the date first written above.

INVESTOR

Print Name of Investor

By:	/s/
Name
Title
Number of Securities Held: Percentage of Securities Outstanding: